Exhibit 99.1

Fluor Corporation	Keith Stephens/Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 /469.398.7621

469.398.7000 main tel	Ken Lockwood/Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FOR IMMEDIATE RELEASE

Former Florida Power & Light CEO Armando Olivera

Joins Fluor’s Board of Directors

IRVING, Texas, August 3, 2012—Fluor Corporation (NYSE: FLR) announced today the election of Armando J. Olivera to its Board of Directors. Olivera is the retired president and chief executive officer of Florida Power & Light Company (FPL), a subsidiary of NextEra Energy, Inc. (NYSE: NEE).  The size of Fluor’s board will increase to 12 members, 11 of whom are independent directors.

“I am so pleased that Armando has agreed to join Fluor’s board.   We will greatly benefit from his experience in the power sector as well as his decades of executive leadership,” said David Seaton, Fluor Corporation’s chairman and chief executive officer. “During his tenure, FPL had some of the most affordable energy rates in the nation which spurred economic development and job creation. We are looking forward to working with Armando for years to come.”

FPL, one of the largest investor-owned electric utilities in the U.S., grew its assets 79 percent to $31.8 billion under Olivera’s leadership. He was appointed president in 2003, CEO in 2008, and retired in May 2012 after 40 years with the company. During his tenure he managed a multibillion dollar capital investment program that included expanding nuclear capacity; a new highly efficient, natural gas, combined-cycle power plant; and three new solar energy centers.

Olivera earned a bachelor’s degree in electrical engineering from Cornell University and a master of business administration from the University of Miami. He serves as a director for AGL Resources Inc. and is a member of  the board of trustees for Cornell University and Miami Dade College.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects. Founded in 1912, the company was started by John Simon Fluor Sr. with a modest investment of $100. Since those humble beginnings, the company has grown into one of the largest engineering & construction companies in the world.  Fluor is celebrating its 100th anniversary during 2012.

Today, through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in engineering, procurement, construction, commissioning, operations, maintenance and project management. Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenue of $23.4 billion in 2011. For more information, visit www.fluor100.com and www.fluor.com.

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